Exhibit 10.1

ESSEX PORTFOLIO, L.P.
2005 DEFERRED COMPENSATION PLAN

The purpose of the Essex Portfolio, L.P. 2005 Deferred Compensation Plan (the “Plan”) is to enable Eligible Employees of Essex Portfolio, L.P. (the “Company”) and its Affiliates to defer the receipt of all or a portion of their current compensation, including cash bonuses, and to be credited with hypothetical investment earnings on a tax favored basis on such deferred amounts until distribution is made due to a Separation from Service (whether by reason of retirement, death, Disability or some other termination of employment), a Change in Control or a Fixed Distribution Date selected by the Eligible Employee (as these terms are hereinafter defined).

The Plan is an “employee pension benefit plan” within the meaning of section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).  The Plan is intended to be an individual account plan that is not a money purchase plan, and is intended to qualify for the alternative method of compliance with the reporting and disclosure requirements of Part 1, and to be exempt from Parts 2 through 4, of Subtitle B of Title I of ERISA as an unfunded “top hat” plan designed primarily to provide deferred compensation for a select group of management or highly compensated employees.  Please refer to Exhibit C for more information about the Plan and your rights under ERISA.

The Plan is intended to complement the Essex Portfolio, L.P. Deferred Compensation Plan which was established on January 1, 1999 (the “Prior Plan”).  Effective on and after December 31, 2004, the Prior Plan was frozen and no new contributions will be made to it.  However, any deferrals made to the Prior Plan before January 1, 2005 (as adjusted to reflect hypothetical investment earnings and losses) will continue to be governed by the terms and conditions of the Prior Plan in effect as of October 3, 2004.  Any deferrals made after December 31, 2004 will be deemed to have been made under this Plan and all such deferrals will be governed by the terms and conditions of the Plan as it may be amended from time to time.

ARTICLE I

DEFINITIONS

1.01        “Account” means the Participant’s Account, or if applicable, “Subaccount,” which records the Participant’s interest in the Plan attributable to Participant Deferrals, any Company Contributions made on behalf of such Participant and any investment earnings thereon.

1.02        “Administrative Committee” means the Chief Executive Officer, Chief Financial Officer and the Vice President of Human Resources of the Company presiding ex officio or their delegates.

1.03        “Affiliate” means (a) a member of a controlled group of corporations of which the Company is a member of (b) an unincorporated trade or business which is under common control with the Company as determined in accordance with Code Section 414(c).  For purposes hereof, a “controlled group of corporations” means a controlled group of corporations as defined in Code Section 1563(a), determined without regard to Code Sections 1563(a)(4) and 1563(e)(3)(c).

1.04        “Beneficiary” means the person or persons, natural or otherwise, designated by a Participant to receive any benefit payable under the Plan in the event of the Participant’s death.  To be effective, any such designation and any alteration or revocation thereof shall be in writing, in such form as the Administrative Committee may prescribe and shall be filed with the Administrative Committee prior to the Participant’s death.  If at the time a death benefit becomes payable no designation of Beneficiary is on file with the Administrative Committee, or if the designated Beneficiary does not survive the Participant, the Beneficiary shall be the Participant’s surviving spouse, or in the event there is no such surviving spouse, the Participant’s estate.

1.05        “Base Salary” means an Eligible Employee’s annual base salary.

1.06        “Board” means the board of directors of the Company.

1.07        “Business Day” means each day that the New York Stock Exchange and the Company are both open for business.

1.08        “Change in Control” shall be deemed to have occurred upon the first to occur of any of the following events in accordance with Code Section 409A:

(a)        a “change in ownership of the Company” means the date that any one person, or more than one person acting as a group (as defined below), acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company; provided, that, if any one person or more than one person acting as a group, is considered to own more than 50% of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the Company (or to cause a “change in the effective control” (as defined in subsection (b) below)).  An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this section;

(b)        a “change in effective control of the Company,” means the date that either: (i) any one person, or more than one person acting as a group (as defined below), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company; or (ii) a majority of members of the Board are replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or

(c)        a “change in the ownership of a substantial portion of the Company’s assets,” means the date that any one person, or more than one person acting as a group (as defined below), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.  For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.  Notwithstanding the foregoing, a Change of Control shall not occur when there is a transfer to an entity that is controlled by the shareholders of the Company immediately after the transfer, as provided in this paragraph (c).  A transfer of assets by the Company is not treated as a change in the ownership of such assets if the assets are transferred to:

(i)	a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock;

(ii)	an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company;

(iii)	a person, or more than one person acting as a group, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company; or

(iv)	an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in paragraph (iii).

Persons will not be considered to be acting as a group solely because they purchase assets of the same corporation at the same time, or as a result of the same public offering.  However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of assets, or similar business transaction with the corporation.  If a person, including an entity shareholder, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of assets, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation only to the extent of the ownership in that corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

1.09        “Code” means the Internal Revenue Code of 1986, as from time to time amended and the regulations promulgated thereunder.

1.10        “Company” means Essex Portfolio, L.P., a California limited partnership, its successors and assigns.

1.11        “Company Contributions” shall mean any discretionary nonelective contributions that the Chief Executive Officer of the Company may authorize from time to time.

1.12        “Disability” means disability as defined under Code Section 409A.  A Participant meeting any one of the following requirements has a Disability:

(a)        the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12-months; or

(b)        the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12-months, receiving income replacement benefits for a period of not less than 3-months under an accident and health plan covering employees of the entity that employs the Participant.

1.13        “Election Date” means December 15 of the Plan Year preceding the Plan Year in which the Eligible Employee’s election to defer compensation will take effect.

1.14        “Eligible Employee” means an employee of the Company or an Affiliate who is designated as eligible to participate in the Plan by the Administrative Committee as set forth on “Exhibit A”.  Exhibit A may be amended from time to time to reflect changes in the Eligible Employees designated to participate in the Plan.  The designation of an employee as an Eligible Employee for a particular year shall not be binding with respect to any employee’s eligibility to make deferrals for any subsequent year.

1.15        “Final Distribution Date” means the earlier of the date on which (i) a Participant experiences a Separation from Service with the Company and all Affiliates, whether by reason of retirement, Disability, death or some other termination of employment or (ii) a Change in Control occurs.

1.16        “Fixed Distribution Date” means a date which is selected by the Participant for the payment of the Participant’s Account in accordance with Code Section 409A and with the rules and procedures established by the Administrative Committee.

1.17        “Investment Policy” means the document entitled “Essex Portfolio, L.P. Investment Policy Statement” attached hereto and designated “Exhibit B,” and as amended from time to time by the [Administrative Committee] which sets forth the limitations on a Participant’s authority regarding the investment of assets held in the brokerage account described in Article IV of the Plan.

1.18        “Key Employee” means a “specified employee” as described under Code Section 409A.  As of the Effective Date, a Key Employee is an employee of the Company or an Affiliate who, as of a Determination Date, is any of the following:

(a)        An officer of the Company or an Affiliated Company (as defined in (d) below) having Applicable Compensation (as defined in (d) below) that exceeds the Applicable Compensation Amount (as defined in (d) below) provided that no more than fifty officers shall be determined to be Key Employees as of any Determination Date.  Officers shall not include employees who have not yet completed six months of service, who normally work less than seventeen and a half hours per week or fewer than six months during any year, or who are under age 21.

(b)        An employee of the Company or any Affiliated Company who owns more than five percent of the shares or voting power of the stock of the Company or any Affiliated Company that employs the employee.

(c)        An employee of the Company or any Affiliated Company, who has Applicable Compensation from the Company, or any Affiliated Company, as applicable, of more than US$150,000, and who owns more than one percent of the shares or voting power of the stock of the Company or any Affiliated Company that employs the employee.

(d)        Definitions.

 (i)          Applicable Compensation means compensation reportable in Box 1 of the Internal Revenue Service Form W-2 issued to the employee

 (ii)         Applicable Compensation Amount means the amount set forth in Section 416(i)(1)(A)(i) of the Code, as adjusted annually in accordance with the requirements therein.  For the determination of Key Employees with respect to the 2007 Determination Date (i.e., individuals who shall be treated as Key Employees for the year commencing April 1, 2008), annual Applicable Compensation shall be equal to US$145,000.

 (iii)        Affiliated Company means any corporation included with the Company in a controlled group of corporations as determined under Code Section 414(b), or a trade or business under common control with the Company as determined under Code Section 414(c), any organization which is a member of an affiliated service group as determined under Code Section 414(m), and any other organization required to be included under Code Section 414(o), but only during the period such corporation, or trade or business or organization is, as applicable, under common control with the Company or in a controlled group of corporations with the Company.

 (iv)        Determination Date means each December 31.  If a Participant is determined to be a Key Employee on a Determination Date, then such Participant shall be considered a Key Employee for purposes of the Plan during the period beginning on the first April 1 following the Determination Date and ending on the immediately subsequent March 31.

1.19        “Participant” means each Eligible Employee who has elected to participate in the Plan.

1.20        “Participant Deferral” means the amount of Base Salary, bonus and other cash compensation deferred by a Participant pursuant to Section 3.01.

1.21        “Plan” means the Essex Portfolio, L.P. 2005 Deferred Compensation Plan.

1.22        “Prior Plan” means the Essex Portfolio, L.P. Deferred Compensation Plan as in effect on October 3, 2004.

1.23        “Plan Year” means the calendar year.

1.24        “Separation from Service” means a separation from service from the Company and each Affiliate that satisfies the requirements of Code Section 409A.

1.25        “Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from:

(a)        an illness or accident of the Participant, the Participant’s spouse, or the Participant’s dependent (as defined in Code Section 152(a));

(b)        loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to the home not otherwise covered by insurance); or

(c)        other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant as may otherwise be permitted under Code Section 409A.

Financial hardship shall not constitute an Unforeseeable Emergency under the Plan to the extent that it is, or may be, relieved by (i) reimbursement or compensation, by insurance or otherwise, (ii) liquidation of the Participant’s assets to the extent that the liquidation of such assets would not itself cause severe financial hardship, or (iii) cessation of deferrals under the Plan.  The need to send a Participant’s child to college or the desire to purchase a home shall not be deemed to be an Unforeseeable Emergency.

1.26        “Valuation Date” means each Business Day.

ARTICLE II

PARTICIPATION

An Eligible Employee shall become a Participant by electing, in accordance with procedures established by the Administrative Committee, to make Participant Deferrals pursuant to Section 3.01 hereof.

ARTICLE III

DEFERRALS

3.01        Election to Defer Compensation.

(a)        Election Period.  On or before the Election Date for a Plan Year each Eligible Employee may elect, in accordance with rules and procedures established by the Administrative Committee, to make Participant Deferrals with respect to Base Salary, bonus and other cash compensation that will be earned in the following Plan Year (the “Deferral Election”).  After the last day of the Plan Year preceding the date the Participant’s Deferral Election is to be effective or such earlier date established by the Administrative Committee, a Participant’s Deferral Election for the subsequent Plan Year shall be irrevocable and unless otherwise permitted under Code Section 409A (e.g., a cancellation of Deferral Elections due to Disability or an Unforeseeable Emergency) shall remain in force for the applicable Plan Year.

(b)        Amount of Participant Deferrals.  The amount of Base Salary which an Eligible Employee may elect to defer for a Plan Year shall be a flat dollar amount or percentage which shall not exceed 100% of the Eligible Employee’s Base Salary for such Plan Year (after required withholding for income, FICA and other payroll-based taxes and elective contributions to employee benefit programs other than this Plan).  Each Eligible Employee may also elect to defer a flat dollar amount or percentage which shall not exceed 100% of the Eligible Employee’s cash bonus or other cash compensation for such Plan Year (after required withholding for income, FICA and other payroll-based taxes and elective contributions to employee benefit programs other than this Plan) and shall not be less than $1,000. Participant Deferrals under the Plan by a Participant shall reduce the amount of the applicable type of compensation otherwise payable currently to such Participant.

3.02        Distribution Election.  On or before the Election Date for the first Plan Year in which an Eligible Employee makes a Deferral Election to the Plan, the Eligible Employee may elect, in accordance with rules and procedures established by the Administrative Committee, to receive his or her Account balance on a Fixed Distribution Date.  In the event a Participant elects a Fixed Distribution date his or her entire Account balance will be distributed on the first to occur of such Fixed Distribution Date or the Final Distribution Date.  The Eligible Employee may also elect, in accordance with rules and procedures established by the Administrative Committee, to receive his or her Account balance on the Fixed Distribution Date as a lump sum or in installments; however,  installments will only be payable if on the date of distribution the Participant’s Account balance, under this Plan exceeds $150,000.

Each Participant’s distribution election shall apply to his or her entire Account and shall remain in force unless and until such time as the Participant elects to modify his or her distribution election in accordance with this Section 3.02.  In addition, if a Participant continues participation in the Plan after receiving (or beginning to receive) a distribution from his or her Account in accordance with Section 5.01, then a new distribution election must be made.  Notwithstanding the foregoing to the contrary, in the event the Participant receives or commences receiving distributions from his or her Account (e.g., as a result of Change in Control or the occurrence of a Fixed Distribution Date) in a year in which he is still making deferrals to the Plan, his initial distribution election shall remain in force with respect to any remaining deferrals made during that Plan Year and a new distribution election must be made with respect to any Deferral Election made in subsequent Plan Years.  If a Participant fails to make a specific distribution election at the Election Date for the first Plan Year (or in the year when a Fixed Distribution Date occurs), his Account (or his deferrals made beginning after the Plan Year in which the Fixed Distribution Date occurs) shall be distributed upon his Final Distribution Date in a cash lump sum.

A Participant may modify his distribution election by submitting a completed and executed form approved by the Administrative Committee for such purposes in which the Participant may elect to change the form of distribution and/or select a new Fixed Distribution Date; provided, however, that such modified distribution election will not be given effect unless it is provided to the Administrative Committee at least twelve months before the first distribution becomes payable to the Participant, such election is not given effect for at least twelve months after receipt by the Administrative Committee and the newly elected distribution date is at least five years after the originally elected distribution date.  Notwithstanding the foregoing to the contrary, to the extent permitted by the transitional guidance issued under Code Section 409A, a Participant may modify his distribution election in accordance with the policies and procedures established by the Administrative Committee.  For example, in 2007, in accordance with the transitional guidance issued by the Internal Revenue Service, the Administrative Committee permitted Participants to make a new distribution election for amounts deferred with respect to the 2005, 2006 and 2007 Plan Years.

3.03        Company Contributions.  As soon as practicable after the end of each Plan Year or in the event of a Change in Control, immediately prior to such Change in Control, the Company shall credit to each Participant’s Account such amount as may be determined by the Chief Executive Officer of the Company as a Company Contribution.  All such amounts credited to the Participants’ Accounts shall remain obligations of the Company to the Participants and shall be reflected on the Company’s books by separate accounting entries.

The provisions of this Section 3.03 may not be amended after the date of a Change in Control without written consent of a majority in both number and interest of the Participants in this Plan, other than with respect to those Participants who were (i) neither employed by the Company or an Affiliate as of the date of the Change in Control and (ii) not receiving nor eligible to commence receiving benefits under the Plan as of the date of the Change in Control, both immediately prior to the Change in Control and at the date of such amendment.

ARTICLE IV

ACCOUNTS AND INVESTMENTS

4.01        Deferred Compensation Accounts.  Participant Deferrals shall be credited to the Participant’s Account as of the Valuation Date(s) coincident with or next following the date(s) on which, but for the Participant’s Deferral Election, such amounts would have been payable to the Participant.  The amount in a Participant’s Account shall also be adjusted as of each Valuation Date to reflect hypothetical investment earnings (or losses) equal to the actual net investment earnings or losses reported by a registered securities broker/dealer engaged by the Administrative Committee in its sole discretion with respect to a separate portfolio of securities held in a brokerage account established by the company.  A Participant may, subject to the Investment Policy and such other rules and procedures as may be established by the Administrative Committee, direct the broker/dealer as to the acquisition or disposition of securities held in such brokerage account.

4.02        Adjustment of Accounts.  As of the Valuation Date coincident with or immediately preceding the last day of each calendar month, the Account of each Participant shall be adjusted to reflect (a) the hypothetical net investment earnings (or losses) described in Section 4.01, (b) costs or expenses directly associated with the buying or selling of securities for the benefit of the Participant, and (c) Participant Deferrals and any Company Contributions to, and distributions from, such Account, in each case since the Valuation Date coincident with of immediately preceding the last day of the preceding calendar month.

4.03        Investment of Accounts.  The Administrative Committee will not monitor Participants’ investment instructions, but it may exercise its authority to require a Participant to liquidate an investment if it determines, in its sole discretion, that the investment is inconsistent with (i) the Investment Policy, (ii) any other term or provision of the Plan or (iii) any term or provision of the Company’s agreement with the broker/dealer maintaining such brokerage account.

ARTICLE V

DISTRIBUTION OF BENEFITS

5.01        Distributions.  Distributions from a Participant’s Account shall commence on the first to occur of the (i) Final Distribution Date or (ii) Fixed Distribution Date, if any, selected by the Participant in his distribution election form.

(a)        Final Distribution Date.  Upon a Participant’s Final Distribution Date, the Participant (or the Participant’s Beneficiary if the Participant is deceased) shall be paid the Participant’s entire Account balance as of the Valuation Date coinciding with or next following the Final Distribution Date, adjusted for any hypothetical investment earnings (or losses) and reduced by any required tax withholding in a single lump sum payment.  However, a Participant who elected, in accordance with rules and procedures established by the Administrative Committee, to be paid his or her Account balance in annual installments over a period of 5, 10 or 15 years shall be paid in installments but only if, as of the Final Distribution Date, the Participant’s Account balance under this Plan exceeds $150,000.  The amount of each annual installment shall be determined by dividing a Participant’s Account balance on November 15 of the prior year by the number of installments remaining.  For example, if a Participant elects to commence 15 installments in 2008, the Participant’s November 15, 2007 Account balance will be divided by 15 and the Participant shall receive a distribution of such amount.  Notwithstanding the foregoing to the contrary, a Participant’s final installment payment shall equal the entire Account balance as of the date the final distribution is made.  Payment of the Participant’s Account shall commence as soon as practicable following the Final Distribution Date but no later than December 31 of the year in which the Final Distribution Date occurs or, if later, the date which is 2-1/2 months following the Final Distribution Date.

(b)        Fixed Distribution Date.  In the event the Participant selected a Fixed Distribution Date which occurs before his or her Final Distribution Date, the Participant’s entire Account balance as of the Valuation Date coinciding with or next following the Fixed Distribution Date, adjusted for any hypothetical investment earnings (or losses) and any required tax withholding shall be paid in a single lump sum payment.  However, a Participant who elected, in accordance with rules and procedures established by the Administrative Committee, to be paid his or her Account balance in annual installments over a period of 5, 10 or 15 years shall be paid in installments but only if, as of the Fixed Distribution Date, the Participant’s Account balance under this Plan exceeds $150,000.  The amount of each annual installment shall be determined by dividing the Participant’s Account balance on November 15 of the prior year by the number of installments remaining.  Notwithstanding the foregoing to the contrary, a Participant’s final installment payment shall equal the entire Account balance on the date the final distribution is made.  Payment of the Participant’s Account shall commence as soon as practicable after the Valuation Date coinciding with or next following the Fixed Distribution Date but no later than December 31 of the year in which the Fixed Distribution Date occurs or, if later, the date which is 2½ months following the Fixed Distribution Date.

(c)        Post-Distribution Deferrals.  In the event a Participant remains eligible, or again becomes eligible to make deferrals to the Plan following a distribution (or the commencement of a distribution) of his or her Account balance in accordance with Sections 5.01(a) or (b), above Participant Deferrals and Company Contributions made after such distribution begins shall be credited to a new Subaccount.  The distribution of the portion of the Participant’s new Subaccount that is attributable to any Participant Deferrals, Company Contributions or earnings thereon that are made in the same Plan Year that the initial distribution from the Participant’s Account began shall be governed by the Participant’s original distribution election.  However, the portion of the Participant’s Subaccount that is attributable to any Participant Deferrals, Company Contributions or earnings thereof that are made in any Plan Year subsequent to the year the initial distribution began will be governed by the default described in Section 3.02 unless the Participant makes a new distribution election executed in accordance with Section 3.02.

5.02        Delayed Distribution to Key Employees.  Notwithstanding any other provision in this Article V, the payment of the Account of a Participant who is eligible to receive a distribution pursuant to Section 5.01(a) above due to a Separation from Service and who is a Key Employee at the time of such Separation from Service will be delayed for a minimum of six months.  Any payment that otherwise would have been made pursuant to Section 5.01(a) during such six month period, adjusted for investment experience, will be made in one lump sum payment no later than the last day of the seventh month from the date of the Participant’s Separation from Service.  After the lump sum catch-up payment has been made any remaining installment payments shall be paid in accordance with their normal schedule.  The determination of which Participants are Key Employees will be made by the Administrative Committee on an annual basis in accordance with Section 1.18 of the Plan.  (A Participant whose Separation from Service is due solely to his or her death will not be subject to the delay in distribution otherwise required by this Section 5.02.)

5.03        Distributions due to an Unforeseeable Emergency.  In the event of a Participant’s Unforeseeable Emergency, and upon application by such Participant, the Administrative Committee may determine in its sole discretion that payment of all, or part, of the Participant’s Account will be made in one lump sum payment no later than sixty business days following the date on which the distribution is approved by the Administrative Committee.  Payments due to a Participant’s Unforeseeable Emergency will be permitted only to the extent reasonably required to satisfy the Participant’s need.  The minimum amount of a distribution due to a Participant’s Unforeseeable Emergency will be $10,000.

5.04        Distributions Pursuant to a Qualified Domestic Relations Order. Notwithstanding any other provision of this Article V, upon receipt of a qualified domestic relations order (as defined in Code Section 414(p)(1)(B)), the Participant’s Account shall be divided into two Subaccounts in accordance with the requirements of such qualified domestic relations order.  The portion of the Subaccount which is payable to the “Alternate Payee” (as defined below) pursuant to such qualified domestic relations order shall be distributed to the Alternate Payee at the same time and in the same form as the Participant’s Account is distributed.  Further, any limitation or condition imposed by the Plan upon a Participant or his rights hereunder shall, unless expressly indicated otherwise, also serve to limit or condition the rights of an Alternate Payee of the Participant's Account(s). “Alternate Payee” shall mean any individual awarded a portion of a Participant’s benefits under the Plan pursuant to a qualified domestic relations order.  The Alternate Payee shall be treated as a Participant for purposes of making investment instructions with regard to the Subaccount.

ARTICLE VI

PLAN ADMINISTRATION

6.01        Administration of Plan.  The Company shall have the sole responsibility for making contributions to the Plan, if any, and shall have the sole authority to amend or terminate, in whole or in part, this Plan at any time. The Administrative Committee shall have the sole responsibility for the administration of the Plan.  The Company does not guarantee to any Participant in any manner the effect under any tax law or Federal or state statute of the Participant’s participation in this Plan.

6.02        Claims Procedure.

(a)        Informal Resolution of Questions.  Any Participant or Beneficiary who has questions or concerns about his benefits under the Plan is encouraged to communicate with the Administrative Committee.  If this discussion does not give the Participant or Beneficiary satisfactory results, a formal claim for benefits may be made in accordance with the procedures of this Section 6.02.

(b)        Formal Benefits Claim – Review by Administrative Committee.  A Participant or Beneficiary may make a written request for review of any matter concerning his benefits under this Plan.  The claim must be addressed to the Administrative Committee, 2005 Deferred Compensation Plan, Essex Portfolio, L. P., 925 E. Meadow Drive, Palo Alto, California 94303.  The Administrative Committee shall decide the action to be taken with respect to any such request and may require additional information if necessary to process the request.  The Administrative Committee shall review the request and shall issue its decision, in writing, no later than 90 days after the date the request is received, unless the circumstances require an extension of time.  If such an extension is required, written notice of the extension shall be furnished to the person making the request within the initial 90-day period, and the notice shall state the circumstances requiring the extension and the date by which the Administrative Committee expects to reach a decision on the request.  In no event shall the extension exceed a period of 90 days from the end of the initial period.

(c)        Notice of Denied Request.  If the Administrative Committee denies a request in whole or in part, it shall provide the person making the request with written notice of the denial within the period specified in Section 6.02(b) above.  The notice shall be written in language calculated to be understood by the claimant, and shall include (i) the specific reason for the denial, (ii) specific reference to pertinent Plan provisions upon which the denial is based, (iii) a description of any additional material or information which may be needed to clarify or perfect the request, with an explanation of why such information is required, and (iv) an explanation of the Plan’s appeal procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on appeal.

(d)        Appeal to Administrative Committee.

 (1)        A person whose request has been denied in whole or in part (or such person’s authorized representative) may file an appeal of the decision in writing with the Administrative Committee within 60 days of receipt of the denial.  The appeal must be addressed to:  Administrative Committee, Administrative Committee, 2005 Deferred Compensation Plan, Essex Portfolio, L. P., 925 E. Meadow Drive, Palo Alto, California 94303.  The appellant and/or his authorized representative shall be permitted to submit written comments, documents, records and other information relating to the claim for benefits.  Upon request and free of charge, the applicant should be provided reasonable access to and copies of, all documents, records or other information relevant to the appellant’s claim.

 (2)        The Administrative Committee’s review shall take into account all comments, documents, records and other information submitted by the appellant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.  The Administrative Committee shall not be restricted in its review to those provisions of the Plan cited in the original denial of the claim.

 (3)        The Administrative Committee shall issue a written decision within a reasonable period of time but not later than 60 days after receipt of the appeal, unless special circumstances require an extension of time for processing, in which case the written decision shall be issued as soon as possible, but not later than 120 days after receipt of an appeal.  If such an extension is required, written notice shall be furnished to the appellant within the initial 60-day period.  This notice shall state the circumstances requiring the extension and the date by which the Administrative Committee expects to reach a decision on the appeal.

 (4)        If the decision on the appeal denies the claim in whole or in part written notice shall be furnished to the appellant.  Such notice shall state the reason(s) for the denial, including references to specific Plan provisions upon which the denial was based.  The notice shall state that the appellant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits.  The notice shall also include a statement of the appellant’s right to bring an action under Section 502(a) of ERISA.

 (5)        The decision of the Administrative Committee on the appeal shall be made in the sole and exclusive discretion of the Administrative Committee.  The Administrative Committee has been given the maximum discretion available under law to interpret the Plan’s provisions, to make factual determinations regarding claims or entitlement to benefits, and otherwise to operate and administer the Plan.  It is the intent of the Company in adopting and maintaining the Plan that those interpretations and determinations be given binding and conclusive effect.

(e)        Exhaustion of Remedies.  No legal or equitable action for benefits under the Plan shall be brought unless and until the claimant has submitted a written claim for benefits in accordance with Section 6.02(b) above, has been notified that the claim is denied in accordance with Section 6.02(c) above, has filed a written request for a review of the claim in accordance with Section 6.02(d) above, and has been notified in writing that the Administrative Committee  has affirmed the denial of the claim in accordance with Section 6.02(d) above; provided, however, that an action for benefits may be brought after the Administrative Committee has failed to act on the claim within the time prescribed in Section 6.02(b) and Section 6.02(d), respectively.

6.03        Powers and Duties of the Administrative Committee.  The Administrative Committee shall have such duties and powers as may be necessary to discharge its duties hereunder, including, but not by any way of limitation, the following:

(a)	to construe and interpret the Plan and its interpretation thereof in good faith will be final and conclusive on all persons claiming benefits under the Plan;

(b)	to decide all questions of eligibility and determine the amount, manner and time of payment of any benefits hereunder;

(c)	to administer the claims and review procedures specified in Section 6.02;

(d)	to prescribe procedures to be followed by Participants in filing deferral and distribution elections or revocations thereof;

(e)	to prepare and distribute, in such manner as the Administrative Committee determines to be appropriate, information explaining the Plan;

(f)	to receive from the Company, its Affiliates and from Participants such information as shall be necessary for the proper administration of the Plan;

(g)	to furnish the Company, upon request, such reports with respect to the administration of the Plan as are reasonable and appropriate;

(h)
to receive, review and keep on file (as it deems convenient and proper) reports of benefit payments by the Company and reports of disbursements for expenses directed by the Administrative Committee; and

(i)	to appoint individuals to assist in the administration of the Plan and any other agents it deems advisable, including legal counsel.

The Administrative Committee shall have no power to add to, subtract from or modify any of the terms of the Plan, or to change or add to any benefits provided by the Plan, or to waive or fail to apply any requirements of eligibility for a benefit under the Plan.

6.04        Rules, Procedures and Decisions.  The Administrative Committee may adopt such rules and procedures as it deems necessary, desirable or appropriate.  All rules, procedures and decisions of the Administrative Committee shall be uniformly and consistently applied to all Participants in similar circumstances.  When making a determination or calculation, the Administrative Committee shall be entitled to rely upon information furnished by a Participant, the Company or the legal counsel of the Company.

6.05        Authorization of Benefit Payments.  The Company shall issue directions to the Administrative Committee concerning all benefits that are to be paid pursuant to the provisions of the Plan.

6.06        Indemnification of Administrative Committee.  The Administrative Committee and its members shall be indemnified by the Company against any and all liabilities arising by reason of any act or failure to act made in good faith pursuant to the provisions of the Plan, including expenses reasonably incurred in the defense of any claim relating thereto.

ARTICLE VII

MISCELLANEOUS

7.01        No Right to Employment, etc.  Neither the creation of this Plan nor anything contained herein shall be construed as giving any Participant hereunder nor other employees of the Company or any Affiliate any right to remain in the employ of the Company or any Affiliate.

7.02        Successors and Assigns. All rights and obligations of this Plan shall inure to, and be binding upon the successors and assigns of the Company.

7.03        Inalienability.  Except so far as may be contrary to the laws of any state having jurisdiction in the premises and for transfers made pursuant to a qualified domestic relations order, as defined in Code Section 414(p), a Participant or Beneficiary shall have no right to assign, transfer, hypothecate, encumber, commute or anticipate his or her interest in any payments under this Plan and such payments shall not in any way be subject to any legal process to levy upon or attach the same for payment of any claim against any Participant or Beneficiary.

7.04        Incompetency.  If any Participant or Beneficiary is, in the opinion of the Administrative Committee, legally incapable of giving a valid receipt and discharge for any payment, the Administrative Committee may, at its option, direct that such payment or any part thereof by made to such person or persons who in the opinion of the Administrative Committee are caring for and supporting such Participant or Beneficiary, unless it has received due notice of claim from a duly appointed guardian or conservator of the estate of the Participant or Beneficiary.  A payment so made will be a complete discharge of the obligations under this Plan to the extent of and as to that payment, and neither the Administrative Committee nor the Company will have any obligation regarding the application of the payment.

7.05        Unfunded Plan.  The rights and interests of a Participant with respect to the balance in the Participant’s Account shall be solely those of a general creditor of the Company. It is intended that the Plan shall be unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.  The Company may establish a trust for the purposes of holding contributions made under the Plan. Any trust shall be a grantor trust within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Code. Notwithstanding any provision in this Plan, any brokerage account established pursuant to Section 4.01, shall remain the property of the Company and shall be subject to the claims of the Company’s unsecured creditors. No Participant or beneficiary of a Participant shall have any claim of priority over any other creditor of the Company, or any security interest or other rights superior to the rights of a general creditor of the Company with respect to such brokerage accounts or any other asset of the Company.

7.06        Controlling Law.  To the extent not preempted by the laws of the United States of America, the laws of the State of California shall be the controlling state laws in all matters relating to this Plan.

7.07        Severability.  If any provisions of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, but this Plan shall be construed and enforced as if the illegal and invalid provisions never had been included herein.

7.08        Gender and Number.  Whenever the context requires or permits, the gender and number of words shall be interchangeable.

7.09        Expenses.  The Company shall pay the expenses of administering the Plan. Notwithstanding the foregoing, the Company shall not be responsible for paying the costs or expenses directly associated with buying or selling securities.

ARTICLE VIII

AMENDMENT AND TERMINATION

8.01        Amendment to Conform to Law.  The Company may by amendment make such changes in, additions to, and substitutions in the provisions of this Plan, to take effect retroactively or otherwise, as deemed necessary or advisable for the purposes of conforming this Plan to any present or future law relating to plans of this or a similar nature, and to the administrative regulations and rulings promulgated thereunder.  Notwithstanding any provision of the Plan to the contrary, the Company reserves the right to the extent the Company deems necessary or advisable in its sole discretion to unilaterally amend or modify this Plan as may be necessary to permit the benefits provided under the Plan to qualify for exemption from or to comply with Code Section 409A; provided, however, that the Company makes no representation that the benefits provided under this  Plan will be exempt from or comply with Code Section 409A and makes no undertaking to preclude Code Section 409A from applying to the benefits provided under the Plan.

8.02        Other Amendments and Termination.  The Company may amend or terminate this Plan at any time, without the consent of any Participant or Beneficiary.  Except as may be required to comply with Code Section 409A, this Plan shall not be amended or terminated so as to reduce or cancel the benefits which have accrued to a Participant or Beneficiary before (i) the date of adoption of the amendment or termination or, if later, (ii) the effective date thereof, and in the event of such amendment or termination, any such accrued benefit hereunder shall not be reduced or canceled.

8.03        Manner and Form of Amendment or Termination.  Any amendment or termination of this Plan by the Company shall be approved by the Chief Executive Officer of the Company in his or her sole discretion or by any other officer of the Company duly authorized by the Board. Certification of any amendment or termination of this Plan shall be finished to the Administrative Committee by the Company.

8.04        Notice of Amendment or Termination.  The Administrative Committee shall notify Participants or Beneficiaries who are affected by any amendment or termination of this Plan within a reasonable time thereof.

IN WITNESS WHEREOF, the undersigned has affixed his/her signature this 2nd day of December, 2008.

ESSEX PORTFOLIO, L.P.

By:	/s/ Michael T. Dance

Its:	Executive Vice President and
Chief Financial Officer

EXHIBIT A

Eligible Employees – 2008

Eligible Employees – 2007

Eligible Employees – 2006

Eligible Employees – 2005

Names have been omitted but will be provided to the SEC upon request.

EXHIBIT B

ESSEX PORTFOLIO, L.P
INVESTMENT POLICY STATEMENT
Dated as of January 1, 2005 and amended as of January 1, 2009

This statement of Investment Policy (the Investment Policy) outlines the requirements and restrictions for the investment of funds that are held in the Essex Portfolio, L.P. 2005 Deferred Compensation Plan (the “Plan”) on behalf of selected executives that have been authorized to participate in the Plan (“Participating Executive”).

Each Participating Executive will have discretion to direct the investment of vested funds as outlined in Plan documents.  The Company encourages Participating Executives to seek appropriate investment counsel and to develop a diversified portfolio consistent with prudent investment management practices.  The Company will not actively review your account, recommend investments or portfolio allocations, or otherwise assist in the management of the funds invested in the deferred compensation plans.  The responsibility for the investment selection and management of such accounts will be borne by the Executives.

BROAD RANGE OF INVESTMENTS.

All purchases of investment securities will be recommended by the Participating Executive for inclusion in an account established on his or her behalf and must be investments designated as “Approved Investments” (as set forth below) and investments in debt instruments created or guaranteed by the U.S. Government.  Dispositions of securities may be completed in the Participating Executive’s sole discretion.

The following types of investments are consistent with this Investment Policy.

APPROVED INVESTMENTS

Equities:

•	Common Stocks listed on a recognized exchange
•	Preferred Stocks listed on a recognized exchange
•	Convertible Securities including Debentures
•	American Depository Receipts (ADRs) of Foreign Companies
•	Mutual funds actively traded in the United States
•	Exchange traded funds
•	Closed end funds

Fixed Income Investments:

•	U.S. Government and Agency Securities (notes and bonds)
•	Commercial Paper (rated Al or better)
•	Corporate Bonds (rated BBB- or better)

Notwithstanding the foregoing, the following investments or transactions are prohibited:

PROHIBITED TRANSACTIONS.

•	Purchase of derivative securities, including commodities, futures options and securities with embedded options (however, writing fully covered call options are acceptable).

•	Purchase of restricted securities

•	Purchase of securities issued by Essex Property Trust, Inc. or affiliates

•	Purchase of foreign securities other than those listed on the New York Stock Exchange

•	Purchase of tax-exempt securities

•	Purchase of securities that, in the sole discretion of the Administrative Committee, are determined to be illiquid

•	Purchasing of securities on margin

•	Borrowing against held securities

•	Selling securities short

•	Purchasing shares or interests in limited partnerships

•
Investments in, or extensions of credit to, corporations, trades or businesses owned or operated by the Participating Executive or by his/her spouse, lineal ascendants or lineal descendants or by any person related by marriage to such persons (“family members”)

•	Any purchase, sale or exchange of assets held in the account with the Participating Executive or his/her family members

•	Any loans or other extension of credit to the Participating Executive or any corporation, trade or business in which he/she, or any family member, has a more than a 5% equity interest

•	Investments which are contractually prohibited in loan agreements or contracts involving Essex Property Trust, Inc. or its affiliates

INVESTMENT GUIDELINES.

The following are guidelines for the Participating Executive to consider in managing his/her account.  These are, however, only guidelines, and the Participating Executive will generally have the flexibility to manage investments to conform to his/her individual circumstances.  The guidelines are provided for his/her convenience and information and are intended merely as illustrative guidance regarding the type of investments that are consistent with the Investment Policy.  They are not a substitute for the independent judgment and acumen of the Participating Executive and his/her investment advisor.  The Company is not responsible for monitoring or suggesting appropriate investment strategies; that responsibility is borne solely by the Participating Executive.

1.             Stocks.

a.             Diversification: The equity portfolio should be well-diversified to avoid undue exposure to any single economic sector, industry group, or individual security.

b.            Quality and Marketability.  Common and Convertible preferred stocks should be of good quality and listed on either the New York or American Stock Exchange or traded in the over-the-counter market with the requirement that such stocks have adequate market liquidity relative to the size of the investment.  Holdings should generally meet a minimum total capitalization requirement of $750 million with adequate liquidity. Preferred stocks should be rated investment grade or “Baa3” or better by Moody’s Preferred Stock Ratings (“Moody’s”) or “BBB-“ or better by Standard & Poors.

c.            Concentration by Issuer.

i.         No more than 5% of total equity Fund assets shall be invested in the securities of any one issuing corporation.

ii.        No more than 10 of the market value of total equity Fund assets should be invested in any one industry at the time of purchase.

iii.       Investments in any corporation should be less than 5% of the outstanding shares of the corporation.

2.             Fixed Income Investments.

a.            Quality.  Marketable bonds at the time of purchase must be rated “Baa3” or “BBB-” or better, by either Standard & Poors or Moody’s, as applicable.

b.            Concentration Issuer.

i.         No limitations are placed on investments in U.S. Government guaranteed obligations (including fully guaranteed Federal agencies).

ii.        Investments in any one issuer (excluding obligations of the U.S. Government either direct or implied) shall not exceed 5% of total fixed income Fund assets based on market value.

iii.       Issues should be at least $100 million par value.

iv.       Fixed income holdings for the Fund should not represent more than 5% of the total issue.

c.            Maturity:  The investments should have an average maturity of not longer than twenty years at any time, and maturities should be staggered.

d.            Premium.  The premium paid for any Fixed Income security over par should not exceed one percent (1%) of the par value.

3.             Cash and Equivalents.

The investment manager may invest in commercial paper, repurchase agreements, Treasury bills, Certificate of Deposits and money market funds providing all such assets must represent maturities of one year or less.

4.             Commercial Paper.

a.            Quality. Must have a rating or not less than AI by Standard & Poors or P1 by Moody’s.

b.            Concentration by Issuer. Investment in any one issuer shall not exceed 5% total Fund assets at the time of purchase.

5.             Certificates of Deposit. Must be either (a) insured by and within the limits of insurance provided by the FDIC or (b) represent the obligations of a banking institution with at least A by Standard & Poors or comparable rating of Moody’s.

EXHIBIT C

PLAN INFORMATION

Name of Plan:	Essex Portfolio, L.P. 2005 Deferred Compensation Plan

Type of Plan:	Nonqualified Deferred Compensation Plan

Name, Address and
Phone Number of
Plan Administrator:	Administrative Committee of
Essex Portfolio, L.P. 2005 Deferred Compensation Plan
c/o Suzanne Golden
925 E. Meadow Drive
Palo Alto, CA 94303
Phone: (650) 849-1663

Agent for Service
of Legal Process	Administrative Committee of
Essex Portfolio, L.P. 2005 Deferred Compensation Plan
c/o Suzanne Golden
925 E. Meadow Drive
Palo Alto, CA 94303
Phone: (650) 849-1663

Funding:	All benefits are paid from the general assets of Essex Portfolio, L.P.

ERISA INFORMATION AND RIGHTS

Information Provided Under ERISA.  The name of the Plan is the Essex Portfolio, L.P. 2005 Deferred Compensation Plan.  The Plan is an unfunded, nonqualified deferred compensation plan, maintained on a calendar year basis.  The Administrative Committee named in the Plan is the Plan Administrator and agent for service of legal process. Essex Portfolio, L.P., a California limited partnership (the “Company”) is the sponsor of the Plan.  The Company bears the costs of all benefits under the Plan, which is paid from general assets of the Company and which remain subject to the claims of creditors of the Company until distributed to participants in accordance with the terms of the Plan.  The Company’s address, telephone number, and employer identification number are as follows:

925 E. Meadow Drive
Palo Alto, CA 94303
Phone Number: (650)-494-3700

Employer Identification No.: 77-0369575

Statement of ERISA Rights. A Participant in the Plan is entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (“ERISA”). ERISA provides that all Plan Participants shall be entitled to examine, without charge, at the Plan Administrator’s office all Plan documents.  Copies of these documents and other Plan information may also be obtained upon written request to the Plan Administrator.  A reasonable charge may be made for copies.

In addition to creating rights for Plan Participants, ERISA imposes duties upon people who are responsible for the operation of this Plan.  The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest you and other Plan Participants and beneficiaries.  No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining benefits or exercising your rights under ERISA.  If your claim for benefits is denied whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights.  For instance, if you request a copy of the Plan documents or the latest annual report from the Plan Administrator and do not receive the materials within 30 days, you may file a suit in federal court. In such a case, the court may require the Plan Administrator to provide materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.  If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in state or federal court.  In addition, if you disagree with the Plan’s decision, or lack thereof, concerning the qualified status of a domestic relations order, you may file suit in federal court.  If you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in federal court.  The court will decide who should pay court costs and legal fees.  If you are successful, the court may order the person you have sued to pay these costs and fees.  If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

If you have any questions about the Plan, you should contact the Plan Administrator.  If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest Office of the Pension and Welfare Benefits Administration, U.S. Department of Labor listed in your telephone directory or the Division of Technical Assistance and Inquiries, Pension and Welfare Benefits Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W., Washington, D.C. 20210.  You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Pension and Welfare Benefits Administration.